Exhibit 99.1

Windtree Announces Istaroxime Phase 2 Interim Analysis in SCAI Stage C Cardiogenic Shock Patients

Istaroxime was added to currently available inotropes and vasopressors in the study - no new safety signals were identified and physiological improvements were consistent with istaroxime responses in previous trials

Cardiogenic shock is a severe presentation of heart failure and SCAI Stage C patients have low blood pressure and signs of organ damage due to low blood flow

These data provide the Company confidence to move forward with a global Phase 3 trial

WARRINGTON, PA – August 5, 2025 – Windtree Therapeutics, Inc. (“Windtree” or the “Company”) (NasdaqCM: WINT), a diversified company with several divisions, including a cryptocurrency treasury strategy and two promising therapeutic pipelines for which the Company is actively seeking long-term development partners, has performed a planned interim analysis of the SEISMiC C Phase 2 study data evaluating istaroxime in SCAI Stage C cardiogenic shock which showed istaroxime had a similar profile to that seen in previous studies despite a greater severity of illness and being used in addition to currently available inotropes and vasopressors.

The SEISMiC C Study is a global trial including sites in the U.S., Europe and Latin America. It is placebo-controlled, double-blinded study with istaroxime being added to current standard of care, including inotropes or vasopressors in patients with more severe cardiogenic shock (SCAI stage C) than has been studied previously. The study follows the results of the SEISMIC B study where istaroxime was shown to improve blood pressure and hemodynamic variables such as cardiac output (the amount of blood pumped by the heart per minute), reduced filling pressures in the heart and improved signs of organ perfusion such as mixed venous oxygenation in patients with milder cardiogenic shock (SCAI stage B). This data is contributing to a very unique profile of istaroxime in acute decompensated heart failure across severity of illness. Inotropes and vasopressors agents are given to many patients in intensive care units in the USA every year and the results of the SEISMIC program may suggest potential advantages to istaroxime over existing therapies in efficacy and possibly safety. The SESIMIC C study was designed to assess the effects of istaroxime in patients with SCAI Stage C cardiogenic shock (i.e., more severe cardiogenic shock than patients enrolled in previous acute heart failure and cardiogenic shock studies in the past). Many patients in SESIMIC C were treated at the time of enrollment with vasopressors or inotropes and hence the SESIMIC C study is testing for the first time the safety and efficacy of istaroxime in more severe cardiogenic shock when istaroxime treatment is combined with other therapies for cardiogenic shock.

The interim analysis included the first 20 patients enrolled in the study. There were no new safety concerns identified, and no apparent excess arrythmias in patients treated with istaroxime when given with standard of care therapies. The effects on hemodynamic and echocardiographic measures appeared to be consistent with results seen in previous istaroxime studies.

“The results of the SEISMIC C interim analysis are exciting,” said Jed Latkin, Chief Executive Officer of Windtree. “We believe these data will be instrumental in moving istaroxime to a global Phase 3 program in heart failure and cardiogenic shock. Steve Simonson, Chief Medical Officer added, “The interim data are consistent with the previous clinical study results seen in patients with AHF and less severe forms of cardiogenic shock. These data are encouraging for the potential of istaroxime to be effective across the spectrum of cardiogenic shock due to AHF with or without other inotropic or vasopressor drugs.”

About Istaroxime

Istaroxime is a first-in-class dual-mechanism therapy designed to improve both systolic and diastolic cardiac function. Istaroxime is a positive inotropic agent that increases myocardial contractility through inhibition of Na+/K+- ATPase with a complimentary mechanism that facilitates myocardial relaxation through activation of the SERCA2a calcium pump on the sarcoplasmic reticulum enhancing calcium reuptake from the cytoplasm. Data from multiple Phase 2 studies in patients with early cardiogenic shock or acute decompensated heart failure demonstrate that istaroxime infused intravenously can significantly improve cardiac function and blood pressure without increasing heart rate or the incidence of clinically significant cardiac rhythm disturbances.

About Windtree Therapeutics, Inc.

Windtree Therapeutics, Inc. is a diversified company with several divisions, including a cryptocurrency treasury strategy and two promising therapeutic pipelines for which the Company is actively seeking long-term development partners.

Forward Looking Statements

The Company may, in some cases, use terms such as “predicts,” “believes,” “potential,” “proposed,” “continue,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should,” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Such statements are based on information available to the Company as of the date of this press release and are subject to numerous important factors, risks, and uncertainties that may cause actual events or results to differ materially from the Company’s current expectations. Examples of such risks and uncertainties include, among other things: the success of the SEISMiC C Study, the ability to move istaroxime to a global Phase 3 program and risks related to the Company’s ability to manage costs and execute on its operational and budget plans. These and other risks are described in the Company’s periodic reports, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, filed with or furnished to the Securities and Exchange Commission and available at www.sec.gov. Any forward-looking statements that the Company makes in this press release speak only as of the date of this press release. The Company assumes no obligation to update forward-looking statements whether as a result of new information, future events, or otherwise, after the date of this press release.

Contact Information:

Eric Curtis

ecurtis@windtreetx.com